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                                                                  Exhibit (a)(3)


                            [ALEX. BROWN LETTERHEAD]

                                  June 3, 1996


The Board of Directors
Heftel Broadcasting Corporation
6767 West Tropicana Avenue
Las Vegas, NV  89103

Dear Sirs:

        Heftel Broadcasting Corporation ("Heftel" or the "Company") intends to enter into a Tender Offer Agreement (the "Agreement") with Clear Channel Communications, Inc. ("Clear Channel"), a Texas Corporation, on or about June 3, 1996. Pursuant to the Agreement, Clear Channel would promptly commence a tender offer (the "Offer") to purchase all of the outstanding shares of the Class A Common Stock, par value of $.001 per share, of the Company (the "Class A Common Stock") and Class B Common Stock, par value $.001 per share, of the Company (the "Class B Common Stock") for a price of $23.00 per share, in cash. You have requested our opinion as to whether the $23.00 per share, in cash, to be received by the holders of the Class A and Class B Common Stock pursuant to the Agreement is fair, from a financial point of view, to such holders.

        Alex. Brown & Sons Incorporated ("Alex. Brown"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of Heftel in connection with the transaction described above and will receive a fee for our services, a portion of which is contingent upon the completion of the Offer and the transfer of Heftel shares held by certain Heftel executives. We also acted as manager of a public offering of the Class A Common Stock of Heftel in July of 1994. Alex. Brown regularly publishes research reports regarding the radio broadcasting industry and the businesses and securities of publicly owned companies in that industry. In the ordinary course of business, we may actively trade the securities of both the Company and the Buyer for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in securities of the Company and the Buyer. we have also acted as a manager for a September 1993 public offering of Clear Channel Common Stock, and are currently acting as a manager for an anticipated public offering of Clear Channel common stock.

        In connection with our opinion, we have reviewed certain publicly available financial information concerning Heftel and certain internal financial analyses and other information furnished to us by Heftel. We have also held discussions with members of the senior management of Heftel regarding the business and prospects of the Company. In addition, we have (i) reviewed the reported price and trading activity for the Common Stock of Heftel, (ii) compared certain financial and stock market information for Heftel with similar information for certain radio

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Heftel Broadcasting Corporation
June 3, 1996
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broadcasting companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which we deemed comparable in whole or in part and (iv) performed such other studies and analyses and considered such other factors as we deemed appropriate.

        We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to information relating to the prospects of Heftel, we have assumed that such information reflects the best currently available estimates and judgments of management of Heftel as to the likely future financial performance of Heftel. In addition, we have not made an independent evaluation or appraisal of the assets of Heftel, nor have we been furnished with any such evaluation or appraisal. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

        Our opinion expressed herein was prepared for the use of the Board of Directors of the Company and does not constitute a recommendation to the Company's stockholders as to whether or not to tender their shares pursuant to the Offer. We hereby, consent; however, to the inclusion of this letter as an exhibit to the Schedule 14D-9 to be filed with the Securities and Exchange Commission in connection with this Offer.

        Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the $23.00 per share, in cash, to be received by the holders of the Class A and Class B Common Stock pursuant to the Agreement is fair, from a financial point of view, to such holders.



                                        Very truly yours,



                                        /s/ J. S. Amling
                                        -------------------------------
                                        ALEX. BROWN & SONS INCORPORATED